INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-04647 and 333-04649 of L.A.T. Sportswear, Inc. on Form S-8 of our report dated March 7, 1997 (March 21, 1997 as to Note 7 and March 24, 1997 as to Note
12), appearing in this Annual Report on Form 10-K of L.A.T. Sportswear, Inc. for the year ended December 28, 1996.





DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 24, 1997